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                                                                    EXHIBIT 1(d)

               MERRILL LYNCH DEVELOPING CAPITAL MARKETS FUND, INC.

               ARTICLES SUPPLEMENTARY TO ARTICLES OF INCORPORATION

         MERRILL LYNCH DEVELOPING CAPITAL MARKETS FUND, INC., a Maryland corporation having its principal Maryland office c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

         FIRST: The Board of Directors of the Corporation, at a meeting duly convened and held on April 19, 1994, adopted a resolution reclassifying One Hundred Million (100,000,000) unissued shares, of the par value of Ten Cents ($.10) per share and of the aggregate par value of Ten Million Dollars ($10,000,000) of the Common Stock of the Corporation as Class B Common Stock by setting the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption as hereinafter set forth. As specified in Article V(2) of the Corporation's charter, the remaining One Hundred Million (100,000,000) shares of Common Stock, of the par value of Ten Cents ($.10) per share and of the aggregate par value of Ten Million Dollars ($10,000,000), including the shares currently issued and outstanding, shall hereby be designated and considered Class A Common Stock.

         SECOND: The Class B Common Stock of the Corporation shall represent the same interest in the Corporation and have identical preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as the Class A Common Stock, except that:

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         (i) Expenses related to the distribution of the Class B Common Stock shall be borne solely by such class and such class will have exclusive voting rights with respect to matters relating to the expenses being borne solely by such class;

         (ii) Such distribution expenses borne solely by Class B Common Stock shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value, dividends, distribution and liquidation rights of the shares of such class; and

         (iii) The Board of Directors of the Corporation is vested with the sole power to change the designation of, convert or rename shares of its issued or unissued Class B Common Stock (all without the vote or consent of the stockholders of the Corporation).

         THIRD: The shares aforesaid have been duly reclassified by the Board of Directors pursuant to authority and power contained in Article V(2) of the Corporation's charter.




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         IN WITNESS WHEREOF, Merrill Lynch Developing Capital Markets Fund, Inc.
has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested by its Secretary on June 29, 1994.

                                                MERRILL LYNCH DEVELOPING CAPITAL
                                                 MARKETS FUND, INC.


                                            By              /s/ Arthur Zeikel
                                                        Arthur Zeikel, President

Attest:


/s/ Mark B. Goldfus
Mark B. Goldfus, Secretary

         THE UNDERSIGNED, President of Merrill Lynch Developing Capital Markets Fund, Inc., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Articles of Incorporation, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to the Articles of Incorporation to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, and that this statement is made under the penalties of perjury.

                                                              /s/ Arthur Zeikel

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